FOR RELEASE:		October 25, 2010

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES ELECTION OF
RICHARD F. HALL, III AS CHAIRMAN OF THE BOARD OF SHORE BANK

Norfolk, Virginia, October 25, 2010:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that the Board of Directors of Shore Bank has elected Richard F. Hall, III as Chairman.  Hall, who joined the Board of Shore Bank in 1997, succeeds Henry P. Custis, Jr., who resigned as Chairman but will remain on the Board of Shore Bank.  Custis was recently elected Chairman of the Board of the Company.

Mr. Hall served as a director of the Company since 2008, until stepping down earlier this month.  In addition to Shore Bank, Hall remains a director of Bank of Hampton Roads.  He previously served as a director of Shore Financial Corporation until its merger with the Company in mid-2008.

Mr. Hall is an Eastern Shore farmer and businessman.  He is the Chair of the Governor’s Migrant and Seasonal Farm Workers Board, and past chair of the Governor’s Sweet Potato Board.  Mr. Hall is one of the founding members of the Eastern Shore Marketing Cooperative, and also serves on the Boards of the Eastern Shore Soil and Water Conservation District, and the Association of Virginia Potato and Vegetable Growers.  He is a former board member of the Virginia Eastern Shore Land Trust.  He is an Elder and treasurer of Naomi Makemie Presbyterian Church in Onancock, Virginia.  Mr. Hall has a Bachelor of Science degree from the University of Florida.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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